QSOUND LABS, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (“Committee”) is a committee of the Board of Directors. Its primary functions are to assist the Board in fulfilling the Board's oversight responsibility with respect to the Company's accounting and reporting practices and the audits of the financial statements, and to assist in assuring (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements and (iii) the independence and performance of the internal and external auditors of the Company.

Organization

1.

The Committee will be appointed from time to time by the Board of Directors, and will serve at the pleasure of the Board.

2.

The Committee will consist of not less than three members.

3.

All Committee members must be independent of management of the Company and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member.  All members of the Committee must also qualify as independent under all relevant Canadian securities, SEC and Nasdaq Stock Market rules and regulations.

4.

All members of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

5.

At least one member of the Committee will have a background in financial reporting, accounting or auditing which results in the member’s financial sophistication.

6.

The Board will appoint one of the members of the Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the Committee to provide the Committee with a written agenda.

Key responsibilities

The key responsibilities of the Committee are to:

1.

Appoint, oversee and provide for the compensation of the Company’s external auditor, oversee the work of the external auditor (including resolution of any disagreements between management and the external auditor regarding financial reporting), evaluate the performance of the external auditor and, if so determined by the Committee, replace the  external auditor. The  external auditor will report directly to the Committee.

2.

Review and discuss with the external auditor the written report that the external auditor is required to deliver to the Committee regarding the external auditor’s independence, discuss with the external auditor its independence, and take appropriate action in response to the external auditor’s report concerning independence.

3.

Review and discuss with the external auditor the audited financial statements to be included in the Company's Annual Report and review and consider with the external auditor critical accounting policies and practices, alternate treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosure, the treatment preferred by the external auditor and all other material written communications between the external auditor and the management of the Company. Based on these discussions, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Annual Report.

4.

Review, prior to the filing thereof, the Company's interim financial results to be included in the Company's quarterly reports. The Committee will also review press releases submitted by management in connection with the release of quarterly, annual, or special financial statements.

5.

Prepare the Committee report required to be included in the Company’s annual proxy materials.

6.

Review the external auditor’s report on management’s internal controls over financial reporting practices of the Company.

7.

Approve in advance, in accordance with the Company’s Pre-Approval Policy, any non-audit service that the external auditor renders to the Company.

8.

Meet at least once each year in separate sessions with management, the internal auditor and the external auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

9.

Have such meetings with management, the external auditor and the internal auditor as the Committee deems appropriate to discuss the concept and design of the Company’s information and reporting systems and the steps management has taken to address significant issues concerning those matters, and to discuss significant financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures.

10.

Review significant changes to the Company’s accounting principles and practices proposed by the  external auditor, the internal auditor or management.

11.

Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

12.

Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

13.

Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

14.

Review and monitor, as appropriate, unless already being reviewed by the Board, any compliance programs and corrective actions regarding any deficiencies noted by auditors or examiners as well as significant findings of any examination by regulatory authorities or agencies and corrective actions regarding any deficiencies noted in regulatory examinations.

15.

At least annually, evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

16.

Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions.

17.

Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Company’s present and former external auditor.

Meetings

Meetings of the Committee will be held at least quarterly and at such other times as will be required by the Chairman of the Committee, or by a majority of the members of the Committee. If requested by the Chairman of the Committee, the meetings will be attended by the Chief Executive Officer, Chief Financial Officer, internal legal counsel, internal auditor, the external auditor, and such other persons whose attendance is appropriate to the matters under consideration.

Outside Advisors

The Committee will have the authority to retain special legal, accounting or other consultants to advise the Committee as deemed appropriate by the Committee. The Committee will have authority to pay all fees and expenses of such outside advisors as it deems appropriate.

Board Authority

By adopting this Charter, the Board delegates to the Committee full and exclusive authority to:

1.

Perform each of the responsibilities of the Committee described above.

2.

Appoint a Chairman of the Committee.

3.

Engage outside counsel and other advisers as the Committee determines necessary to carry out its responsibilities.

4.

Cause the officers of the Company to provide such funding as the Committee will determine to be appropriate for payment of compensation to the Company’s  external auditor and any legal counsel or other advisers engaged by the Committee.

5.

Obtain advice and assistance from internal legal or other advisors.